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                                                                   EXHIBIT 99.18

GAINSCO Announces Corporate Updates

FORT WORTH, Texas, March 26 /PRNewswire/ -- GAINSCO, INC. (NYSE: GNA - news) today announced the closing of the previously announced transactions with Goff Moore Strategic Partners, L.P. ("GMSP") and Mr. Robert W. Stallings, pursuant to which the Company received $6.0 million in new capital.

The Company announced it had amended its credit agreement with its bank, which included waivers for specific breaches of covenants. Among other things, GAINSCO made a $2.5 million prepayment of the bank debt from the proceeds of the capital transactions. The remaining amount of the capital proceeds, after expenses, is intended to be used for general corporate purposes.

GAINSCO also announced, that based on discussions with the insurance rating organization, A.M. Best, the Company expects that A.M. Best will downgrade GAINSCO's current rating of "A-" (Excellent) to "B++" (Very Good), with a negative outlook. The parties to the above transactions were aware of the expected A.M. Best rating action prior to closing of the transactions.

In conjunction with the capital transactions, the Series B Convertible Redeemable Preferred Stock of the Company to be issued to Mr. Stallings pursuant to the Securities Purchase Agreement between the Company and Mr. Stallings was issued to ING Pilgrim Capital Corporation, LLC, an assignee of Mr. Stallings, in connection with a plan for his benefit.

GAINSCO, INC. is a nonstandard property and casualty insurance holding company. GAINSCO's nonstandard commercial and specialty lines products include commercial automobile, auto garage, general liability, commercial property, directors and officers liability, lawyers liability and other miscellaneous liability products distributed primarily through wholesale general agents throughout the United States. The Company's nonstandard personal lines products include private passenger automobile, personal umbrella and property insurance primarily distributed through retail agents in the Southeast and upper Midwest.

Certain statements made in this release may contain, or be interpreted as, forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to (a) the Company's ability to operate successfully and maintain its A.M. Best rating, and meet its obligations under its new capital and amended debt agreements, (b) heightened competition from existing competitors and new competitor entrants into GAINSCO's markets, (c) the extent to which market conditions firm, the acceptance of higher prices in the market place and the Company's ability to realize and sustain higher rates, (d) the ongoing level of claims and claims- related expenses and the adequacy of claim reserves, (e) the ability to implement operating plans which can achieve target performance levels and provide incremental value, (f) the effectiveness of investment strategies implemented by GAINSCO's investment manager, and (g) general economic conditions, including fluctuations in interest rates. A forward-looking statement is relevant as of the date the




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statement is made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which the statements are made. Please refer to the Company's recent SEC filings for further information regarding factors that could affect the Company's results.

SOURCE: GAINSCO, INC.